SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT





Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                     Date of Report:  July 22, 1997



               Exact Name of
Commission     Registrant        State or other    IRS Employer
File           as specified      Jurisdiction of   Identification
Number         in its charter    Incorporation     Number
-----------    --------------    ---------------   --------------

1-12609        PG&E Corporation  California        94-3234914

1-2348         Pacific Gas and   California        94-0742640
               Electric Company








77 Beale Street, P.O. Box 770000, San Francisco, California 94177
       (Address of principal executive offices) (Zip Code)

Registrants' telephone number, including area code:(415) 973-7000

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Item 5.  Other Events

The following information includes forward-looking statements that involve a number of risks, uncertainties and assumptions. A number of factors which could cause actual results to differ materially from those indicated in the forward-looking statements are described in more detail below.

A.  Performance Incentive Plan - Year-to-Date Financial Results

The Performance Incentive Plan (Plan) is an annual incentive compensation plan applicable to all regular, nonbargaining unit employees of Pacific Gas and Electric Company (PG&E), a wholly owned subsidiary of PG&E Corporation. The Plan provides for awards based on (1) PG&E Corporation's success in meeting overall corporate financial performance objectives, based on PG&E Corporation earnings per share, taking into account financial results from PG&E Corporation's principal business lines:
Utility (consisting of PG&E, including Diablo Canyon Nuclear Power Plant (Diablo Canyon) operations); PG&E Gas Transmission (consisting of Pacific Gas Transmission Company (PGT), PGT Australia, and PG&E Gas Transmission, Texas Corporation's pipeline and on-system marketing segments), and Other (consisting primarily of Energy Trading, which includes PG&E Gas Transmission, Texas Corporation's off-system marketing segment and PG&E Energy Trading), PG&E Energy Services, US Generating Company (USGen), and PG&E Enterprises, and (2) the performance of the employee's organizational unit in meeting its specific unit, team or individual objectives. The organization objectives may include such measures as cost control, quality and reliability of service to customers, public and employee safety, financial performance and operational efficiency.

Under the Plan, the Nominating and Compensation Committee of the PG&E Board of Directors (Committee) makes the final determination of awards for officers based upon achievement of the Plan objectives. The Committee has the discretion to modify or eliminate awards for officers. The final determination of non-officer awards is made by the chief executive officer of PG&E, who also has the discretion to modify or eliminate non-officer awards.

The performance measurement target for the 1997 Plan year was disclosed in a Report on Form 8-K dated December 20, 1996 and was based on the corporate operating and capital budgets prepared for 1997, as approved by the PG&E Corporation Board of Directors in December 1996, which result in a budgeted corporate earnings per common share of $1.87.

The 1997 corporate budget represents the first year of a transition period as PG&E moves from a traditional utility business profile to one more reflective of the restructuring of
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California's electric and gas utility industries.  The 1997 budget reflects reduced earnings from utility operations, based in part on the assumption that Diablo Canyon ratemaking would be modified substantially consistent with an application filed with the California Public Utilities Commission (CPUC) by PG&E in March 1996. PG&E proposed that current ratemaking be replaced with a ratemaking methodology that includes (i) recovery of sunk costs through a sunk cost revenue requirement recovered primarily without regard to performance and based on a reduced return on equity of 6.77 percent, and accelerated recovery of depreciation over a five-year period, and (ii) a performance-based Incremental Cost Incentive Price (ICIP) for recovery of variable costs and future capital additions. Based on this proposal, the 1997 budget reflects reduced earnings from Diablo Canyon as a result of increased depreciation expense and a reduced return on equity for Diablo Canyon under the new ratemaking methodology relative to the current ratemaking, beginning in 1997. The 1997 budget assumes that Diablo Canyon will contribute less than a quarter of PG&E Corporation's earnings in 1997, a reduction from the 40 percent contribution to budgeted earnings represented by Diablo Canyon's budgeted earnings in recent years.

The 1997 budget also reflects continuation of PG&E's major programs to improve electric and gas system maintenance and customer service. PG&E's utility capital budget for 1997 is approximately $1.7 billion, which is $.4 billion more than budgeted in 1996, primarily reflecting investments in electric distribution system reliability and customer information system improvements.

Due in part to the planned levels of utility expenditures, and also due to an expected increase in the effective tax rate for utility operations, the return on equity on California utility operations (excluding Diablo Canyon) is budgeted at 6.5 percent in 1997, significantly below the return on equity of 11.6 percent authorized by the CPUC. This higher level of utility spending is expected to continue for at least two years. Utility return on equity would improve if these spending levels are incorporated into PG&E's authorized revenues in its next general rate case in 1999.

With respect to operations at PG&E Corporation's other business lines, the 1997 budgeted earnings per common share assumes contribution to earnings of $0.12 per common share from PG&E Gas
Transmission, and $0.02 per common share from Other.

The 1997 budgeted earnings per common share amounts assume that the average number of shares of common stock outstanding during 1997 is 392 million. The budgeted earnings per common share amounts assume no significant gain or loss on the sale of assets, nor does the 1997 budget include any major acquisitions, other than the acquisition of Teco Pipeline Company, which occurred in January 1997.

On a quarterly basis, PG&E Corporation discloses year-to-date financial performance relating to its principal business lines.
For the six months ended June 30, 1997, selected financial information is shown below:


                      Six Months Ended June 30, 1997
=================================================================
                             Actual    (1)           Budget
                          (unaudited)

Earnings (Loss) Per
Common Share:
  Utility                 $  0.71                $  0.71
  PG&E Gas Transmission      0.04                   0.06
  Other                      0.16 (2)               0.01
                          -----------            -----------
PG&E Corporation        $    0.91                $  0.78
                          ===========            ===========

(1) In the opinion of management, the unaudited "actual" financial information presented above reflects all adjustments to date which are necessary to present a fair statement of earnings per common share for the period. All material adjustments are of a normal recurring nature, except as noted below. This information should be read in conjunction with the 1996 Consolidated Financial Statements and Notes to Consolidated Financial Statements incorporated by reference in the Annual Report on Form 10-K for PG&E Corporation and PG&E, and the PG&E Corporation Consolidated Financial Statements, PG&E Consolidated Financial Statements and Notes to Consolidated Financial Statements included in the Quarterly Report on Form 10-Q for the period ended March 31, 1997 for PG&E Corporation and PG&E.

(2)  Includes a gain on the sale of International Generating
Company, Ltd. ($0.28 per share), which was offset in part by a write-off of certain USGen projects ($0.10 per share).

Although budgeted corporate earnings per common share is a performance target and is not a forecast of actual performance that will be realized by PG&E Corporation, it does constitute a forward-looking statement which is subject to various risks and uncertainties. Actual performance during the year may differ materially from the budgeted amount. The budgeted amount does not reflect the resolution of various regulatory uncertainties or other contingencies, including those disclosed in the Notes to PG&E's and PG&E Corporation's Consolidated Financial Statements or in PG&E's and PG&E Corporation's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which could materially affect the performance of PG&E Corporation or its subsidiaries during the year. The factors and uncertainties which could, or are currently expected to, cause actual results to differ materially from budgeted amounts include the following:

     - The final decision issued by the CPUC on PG&E's proposal to modify Diablo Canyon ratemaking. As discussed in more detail in PG&E Corporation's and PG&E's Current Report on Form 8-K dated May 22, 1997, the final decision issued by the CPUC in May 1997 generally adopts the overall ratemaking structure proposed by PG&E, but with significant exceptions. Among other things, the CPUC decision substantially reduces the level of PG&E's proposed ICIP pricing, imposes a disallowance of about $70 million, and excludes certain inventory items from the sunk cost revenue requirement. To the extent that the capacity factor, expenses and/or sunk cost amounts assumed in deriving the 1997 budget were different than those ultimately adopted by the CPUC in their decision, actual earnings will differ from budgeted earnings. Based on the terms of the final CPUC decision, earnings from Diablo Canyon in 1997 would be lower than budget by $.07 per share. The ultimate variance will depend on any differences between budgeted and actual capacity factor and expenses during 1997.

     - PG&E's ability to maintain utility maintenance and operation expenses at budgeted levels through the year.

     - PG&E Corporation's ability to achieve budgeted levels of stock repurchases in 1997. The level of stock repurchases may be lower if major acquisitions occur or other business investment opportunities arise during the year, or if cash flow is lower than expected. The 1997 budget does not include the impact of the acquisition of Valero Energy Corporation.

     - The outcome of the California electric industry restructuring and the transition to a competitive environment. PG&E's ability to recover its transition costs during the transition period which begins in 1997 will be dependent on several factors, including among other things, continued application of the regulatory framework established by the restructuring legislation adopted in California in 1996, the amount of transition costs approved by the CPUC, the market value of PG&E's generation plants, future sales levels, fuel and operating costs, the market price of electricity and ratemaking methodology adopted for Diablo Canyon. A change in these factors could affect the probability of recovery of PG&E's generation-related regulatory assets and the determination of plant impairment and could result in a material loss.

     - Changes in accounting due to changes in the regulatory or competitive environment in the electric or gas industries, including the possible discontinued application of Statement of Financial Accounting Standards No. 71. The Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board is currently considering the appropriateness of the continued application of SFAS No. 71 for the generation portion of electric utilities' businesses, and is expected to issue a new standard addressing this issue this year. If PG&E does not meet the requirements of the new standard and retain the accounting guidance provided by SFAS No. 71, PG&E would have a material write-off of its generation-related regulatory assets. The 1997 budget assumes continued application of SFAS No. 71.

     - Higher than expected business development and start up costs associated with PG&E Corporation's unregulated businesses. In this regard, PG&E Corporation recently announced plans which include spending $100 million during the next two years to support the proposed expansion efforts of its retail energy marketing subsidiary, PG&E Energy Services. Of the amount allocable to 1997, approximately $35 million was not included in the 1997 budget.

                             SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.


                          PG&E CORPORATION
                                 and
                          PACIFIC GAS AND ELECTRIC COMPANY



                                  CHRISTOPHER P. JOHNS

                          By ________________________________
                                  CHRISTOPHER P. JOHNS
                               Vice President and Controller
                               (PG&E Corporation)
                               Vice President and Controller
                               (Pacific Gas and Electric Company)

Dated: July 22, 1997